Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR LLP]

June 21, 2010

Osiris Therapeutics, Inc.

7015 Albert Einstein Drive

Columbia, Maryland  21046

Re:                               Post-Effective Amendment No. 1 to Form S-8:  File Nos. 333-137952 and 333-137953

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to registration statements on Form S-8, File Nos. 333-137952 and 333-137953 (the “Registration Statements”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the registration of certain of those shares of common stock par value $0.001 per share (the “Shares”), of Osiris Therapeutics, Inc., a Maryland corporation (the “Corporation”), that may be issued pursuant to the Corporation’s Amended and Restated 2006 Omnibus Plan and Amended and Restated 1994 Stock Incentive Plan, as amended (collectively, the “Plans”).  The Corporation is the successor by merger to Osiris Therapeutics, Inc., a Delaware corporation (“Osiris Delaware”), and the successor issuer to Osiris Delaware pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended.  The Shares include only those shares of the Corporation which correspond to those shares of Common Stock, par value $0.001 per share, of Osiris Delaware that were previously registered pursuant to the Registration Statements, but which have not been issued to date.

In our capacity as counsel to the Corporation, we have reviewed and relied upon one or more certificates from the officers of the Corporation, and on various certificates from, and documents filed with the Maryland State Department of Assessments and Taxation (the “Department”), including the charter of the Corporation, consisting of the Articles of Incorporation filed with the Department on March 30, 2010 and the Articles of Merger filed with the Department on May 27, 2010. We have also reviewed and are familiar with (a) the bylaws of the Corporation, (b) certain resolutions adopted or actions taken by the Board of Directors and stockholders of the Corporation or Osiris Delaware, and in full force and effect on the date hereof, relating to the authorization and approval of the Plans and the authorization of the issuance and registration of the Shares (the “ Resolutions”), (c) the Plans, (d) the Registration Statements and (e) such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so.  We have further assumed that a sufficient number of authorized but unissued shares of the Corporation’s Common Stock will be available for issuance when the Shares are issued.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares have been duly authorized for issuance and, when issued and delivered upon receipt of the consideration therefor as contemplated by the Plans and otherwise in accordance with the Resolutions, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Post-Effective Amendment.  We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ BALLARD SPAHR LLP